Exhibit 99.1

SandRidge Energy, Inc. Announces Receipt of Notice from NYSE Regarding Continued Listing Standards

OKLAHOMA CITY, July 27, 2015 /PRNewswire/ — SandRidge Energy, Inc. (NYSE: SD) (the “Company”) announced today that it has fallen below the New York Stock Exchange (“NYSE”) continued listing requirement that the average closing price of a listed company’s common stock be above $1.00 per share, calculated over a period of 30 consecutive trading days. The Company received notice from the NYSE on July 23, 2015 regarding the deficiency.

Under the NYSE standards, the Company can avoid delisting if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Company’s common stock has a closing price per share and a 30 trading-day average closing share price of at least $1.00. The Company intends to consider available alternatives, potentially including a reverse stock split, in order to cure the stock price deficiency and return to compliance with the NYSE continued listing requirement. Under the NYSE’s rules, if the Company determines that it will cure the stock price deficiency by taking an action that will require approval by its shareholders at the next annual meeting of shareholders, such as a reverse stock split, the six month period described above will extend to shortly after such annual meeting.

During this period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

Furthermore, the NYSE notice does not concern its requirement that a listed company have a market capitalization of at least $50 million. Based on the closing price of the Company’s common stock on July 24, 2015, the Company’s market capitalization was approximately $292 million. Any action such as a reverse stock split would not be expected to affect the Company’s market capitalization.

Cautionary Note to Investors – This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include a description of our intention to consider alternatives to cure the NYSE continued listing requirement deficiency. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A – “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2014. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the Mid-Continent region of the United States. In addition, SandRidge owns and operates a saltwater gathering and disposal system and a drilling rig and related oil field services business.

CONTACT:

Duane M. Grubert

EVP – Investor Relations and Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515